Exhibit 8.1

List of Subsidiaries

Subsidiaries:

•            ATA Testing Authority (Holdings) Limited, incorporated in the British Virgin Islands

•            ATA Education Technology (Beijing) Limited (formerly known as “ATA Testing Authority (Beijing) Limited”), incorporated in the People’s Republic of China

•            Xing Wei Institute (Hong Kong) Limited, incorporated in Hong Kong

•            ACG International Group Limited, incorporated in the British Virgin Islands

•           Beijing Huanqiuyimeng Education Consultation Corp., incorporated in the People’s Republic of China

Consolidated Variable Interest Entity:

•            ATA Intelligent Learning (Beijing) Technology Limited, incorporated in the People’s Republic of China

•            Beijing Zhenwu Technology Development Co., Ltd., incorporated in the People’s Republic of China

Filing date: April 26, 2022